Contact:
Preston Romm
CFO, EVP of Finance, Operations and Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness/Lena Adams
ICR, Inc.
310.954.1100

OBAGI MEDICAL PRODUCTS’ FIRST QUARTER 2010 REVENUE ROSE 14%; NET INCOME INCREASED THREE-FOLD TO $1.9 MILLION
--Management to Host Conference Call Today at 9:00 a.m. EDT (6:00 a.m. PDT) --

Long Beach, Calif. — MAY  6, 2010 — Obagi Medical Products, Inc. (NASDAQ: OMPI) today reported net revenue for the first quarter ended March 31, 2010 increased 13.6% to $25.7 million, from $22.6 million in the first quarter of 2009.  The increase was due primarily to improvements in the economy and willingness of consumers to spend in the aesthetics space, along with success of the Company’s promotional activities.  Domestic and international sales represented approximately 85% and 15% of revenue, respectively.

Net income for the first quarter of 2010 rose 197.5% to $1.9 million, or $0.09 per share, from $645,000, or $0.03 per share, a year ago.

Gross margin for the first quarter of 2010 increased to 79.2% from 77.6% in the first quarter of 2009, due primarily to writing off $0.4 million in SoluCLENZ related inventory in the first quarter of 2009.  Operating expenses for the first quarter of 2010 totaled $17.2 million, compared with $16.6 million a year ago, due primarily to higher variable sales expenses and legal fees.  The Company incurred approximately $0.7 million in legal fees during the quarter in connection with current litigation and anticipates a similar rate in the second quarter.

First Quarter Highlights:
•	Achieved the highest first quarter revenue in the Company’s history. This is particularly noteworthy as it reflects a continuing strong sales trend from the fourth quarter of 2009.

•	Increased international revenue by 16.9% to $4.0 million and increased U.S. product revenue by 13.1% to $21.7 million, compared to a year ago.

•
Added 387 new accounts, up from 350 new accounts added in the immediately preceding fourth quarter, bringing the number of domestic active accounts to 6,367 as of March 31, 2010, a year over year increase of 9.8%.

•	Generated positive cash flow from operations of $4.1 million, bringing cash, cash equivalents and short term investments to $39.8 million, up from $36.0 million at December 31, 2009, and an increase of $16.6 million from March 31, 2009.

Obagi Chief Executive Officer Steve Carlson stated, “We are pleased to report a strong first quarter, particularly as it comes on the heels of a record fourth quarter.  We believe this is the result of improvements in the economy that are driving increased confidence from our customers and their patients, as well as strong marketing initiatives that are showing good early results.  We remain cautiously optimistic that these trends will continue.  Also, we are on track for launching two new products this year as we continue to grow our reputation as an innovative industry leader.”

Financial Guidance
Based on current trends in its core business, the Company expects second quarter 2010 net revenue to be in the range of $26.5 million to $27.5 million and fully diluted earnings per share to be in the range of $0.15 to $0.17.  For the year, the Company is reiterating its prior guidance for revenue to be between $108 and $112 million and earnings per share to be between $0.67 and $0.71 on a fully diluted basis of approximately 22.2 million shares outstanding.

Conference Call Information
Investors interested in participating in today’s live call can dial 877-407-4018 from the U.S. International callers can dial 201-689-8471.  A telephone replay will be available approximately two hours after the call concludes through Thursday, May 20, by dialing 877-660-6853 from the U.S., or 201-612-7415 for international callers, and entering account number 3055 and conference ID 350026. There also will be a simultaneous webcast available on the Investor Relations section of the Company's web site at www.obagi.com.  For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc. (www.obagi.com)
Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier to treat the most common and visible skin conditions in adults including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. The history of Obagi Medical's skin care product introductions is as follows: Obagi Nu-Derm®, 1988; Obagi-C® Rx (the first prescription-strength vitamin C and hydroquinone system), 2004; Obagi® Professional-C (a line of highly stable vitamin C serums), 2005; Obagi Condition & Enhance™ for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm® eye treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, 2007; Obagi ELASTIderm® Décolletage System, 2008; the Obagi Rosaclear® System for rosacea, 2009; and Refissa™ Tretinoin Emollient Cream, 0.05%, 2009.

Forward Looking Statements
There are forward-looking statements contained in this press release and the related investor conference call  that can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements.  Such factors include, but are not limited to, the current condition of the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and other litigation that could adversely affect the profitability of or our ability to sell our products or our results of operations, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes.  A more detailed discussion of these and other factors that could affect our results is contained in our filings with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  No assurance can be given that the future results covered by the forward-looking statements will be achieved. The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

Obagi®, Obagi-C®, Obagi CLENZIderm®, ELASTIderm®, Nu-Derm®, Rosaclear®, Condition & Enhance™ and SoluCLENZ™ are among the trademarks of Obagi Medical Products, Inc. and/or its affiliates in the United States and certain other countries. Refissa™ is a trademark of Spear Pharmaceuticals Inc. Any other trademarks or trade names mentioned are the property of their respective owners.

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Obagi Medical Products, Inc.
Consolidated Condensed Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2010	2009
	(unaudited)

Net sales	$25,706	$22,620
Cost of sales	5,336	5,058
Gross profit	20,370	17,562
Selling, general and administrative expenses	16,171	15,470
Research and development expenses	1,008	1,091
Income from operations	3,191	1,001
Interest income	20	60
Interest expense	(3)	(18)
Income before provision for income taxes	3,208	1,043
Provision for income taxes	1,289	398
Net income	$1,919	$645

Net income attributable to common shares
Basic	$0.09	$0.03
Diluted	$0.09	$0.03

Weighted average common shares outstanding
Basic	21,912,868	22,044,872
Diluted	22,122,069	22,046,176

Obagi Medical Products, Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands, except share and per share amounts)

	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$34,090	$30,215
Short-term investments	5,743	5,743
Accounts receivable, net	22,895	24,240
Accounts receivable from related parties, net	81	97
Inventories, net	6,681	6,228
Prepaid expenses and other current assets	4,687	4,533
Total current assets	74,177	71,056
Property and equipment, net	4,439	4,689
Goodwill	4,629	4,629
Intangible assets, net	4,918	4,936
Other assets	2,112	2,180
Total assets	$90,275	$87,490
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$9,209	$7,864
Current portion of long-term debt	12	18
Accrued liabilities	5,322	6,065
Total current liabilities	14,543	13,947
Other long-term liabilities	1,543	1,555
Total liabilities	16,086	15,502
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized,
22,785,885 and 22,748,218 shares issued and 21,913,857
and 21,912,857 shares outstanding at March 31, 2010
and December 31, 2009, respectively	23	23
Additional paid-in capital	59,789	59,505
Accumulated earnings	19,809	17,890
Treasury stock, at cost; 811,031 shares at March 31, 2010
and December 31, 2009, respectively	(5,348)	(5,348)
Accumulated other comprehensive loss	(84)	(82)
Total stockholders' equity	74,189	71,988
Total liabilities and stockholders' equity	$90,275	$87,490

Segment information:

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Net sales by segment
Physician-dispensed	$24,717	$21,861
Licensing	989	759
Net sales	$25,706	$22,620

Gross profit by segment
Physician-dispensed	$19,414	$16,833
Licensing	956	729
Gross profit	$20,370	$17,562

Geographic information
United States	$21,742	$19,228
International	3,964	3,392
Net sales	$25,706	$22,620

	Three Months Ended March 31,
	2010	2009
	(unaudited)
Net sales by product line
Physician-dispensed
Nu-Derm	$12,858	$11,907
Vitamin C	4,012	2,642
Elasticity	2,772	2,097
Therapeutic	1,615	2,704
Other	3,460	2,511
Total	24,717	21,861
Licensing	989	759
Total net sales	$25,706	$22,620